Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports 2020 earnings of $991 million and earnings per share of $1.03
Delivers strong revenue and pre-tax pre-provision income(1) growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 22, 2021 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2020. The company reported fourth quarter net income available to common shareholders of $588 million, an increase of 61 percent compared to the fourth quarter of 2019. Earnings per diluted share were $0.61, also a 61 percent increase. For the full year of 2020, the company reported net income available to common shareholders of $991 million and earnings per diluted share from continuing operations of $1.03. Full-year 2020 revenue grew 7 percent while pre-tax pre-provision income(1) increased 11 percent over the prior year. Adjusted revenue(1) grew 6 percent while adjusted pre-tax pre-provision income(1) increased 9 percent. The company also generated positive operating leverage of 2.7 percent on a reported basis and 2.6 percent on an adjusted basis(1) versus the prior year.

“At Regions, 2020 was a year of really good execution and outstanding teamwork built around a shared vision of serving customers and communities in helpful and innovative ways. As a result of our team's focus and dedication, we made a meaningful difference for those we serve, while delivering solid financial results, controlling expenses, and proactively managing risks throughout the year,” said John Turner, president and CEO.

“The COVID-19 pandemic is accelerating changes in customer behavior," continued Turner. "Moving forward, we will continue innovating and prudently investing in the people and technology that help Regions deliver competitive solutions and superior service. By executing our strategic plan, we will remain a source of economic strength for our customers and communities, and we will deliver sustainable, long-term performance for our shareholders.”

SUMMARY OF FULL YEAR AND FOURTH QUARTER 2020 RESULTS:

	Quarter Ended			Year Ended
(amounts in millions, except per share data)	12/31/2020	9/30/2020	12/31/2019	2020	2019
Net income	$616	$530	$389	1,094	1,582
Preferred dividends	28	29	23	103	79
Net income available to common shareholders	$588	$501	$366	$991	$1,503

Weighted-average diluted shares outstanding	965	962	968	962	999
Actual shares outstanding—end of period	960	960	957	960	957

Diluted earnings per common share	$0.61	$0.52	$0.38	$1.03	$1.50

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(57)	$(7)	$(28)	$(102)	$(46)
Adjustments to non-interest income(1)	31	47	(2)	81	(19)
Total pre-tax adjusted items(1)	$(26)	$40	$(30)	$(21)	$(65)

Diluted EPS impact*	$(0.01)	$0.03	$(0.02)	$(0.01)	$(0.05)

Pre-tax additional selected items**:
CECL provision less than (in excess of) net charge-offs***	$132	$—	$—	$(818)	$(29)
Capital markets income - CVA/DVA	8	5	5	13	(10)
MSR net hedge performance	(6)	—	7	10	8
PPP loans interest income****	54	31	—	103	—
COVID-19 related expenses	(3)	(3)	—	(29)	—
4Q20 reduction in unrecognized tax benefits	24	—	—	24	—

—
*      Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure. Fourth quarter of 2020 gain associated with the exchange of bank-owned life insurance policies is tax free.
**     Items represent an outsized impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.
***     CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model.
**** Interest income for PPP loans includes estimated funding costs.

During the fourth quarter of 2020, total revenue increased approximately 3 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the third quarter of 2020, reflecting growth in both net interest income and non-interest income. Despite the low interest rate environment, net interest income benefited from the company's significant hedging program, deposit cost reductions, and active cash management strategies, as well as accelerated fee income realized from the Small Business Administration's (SBA) Paycheck Protection Program (PPP) loans forgiven during the quarter. Non-interest income benefited from strong capital markets activity and mortgage production, as well as continued improvement in service charges, wealth management, and card and ATM fees. Non-interest expense increased 10 percent during the quarter on a reported basis and 5 percent on an adjusted basis(1), driven by increases in salaries and benefits primarily related to incentives associated with higher revenue production. The company's fourth quarter efficiency ratio was 58.1 percent on a reported basis and 55.8 percent on an adjusted basis(1). Despite a challenging economic backdrop, 2020 pre-tax pre-provision income(1) increased 11 percent versus 2019, and adjusted pre-tax pre-provision income(1) increased 9 percent.

Compared to the third quarter of 2020, annualized net charge-offs decreased 7 basis points to 0.43 percent of average loans, while total non-performing loans, total delinquencies and business services criticized loans remained relatively stable. The allowance for credit losses decreased 5 basis points to 2.69 percent of total loans, representing 308 percent of non-performing loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses was 2.81 percent(1). The decline in the allowance for credit losses reflects a decline in period-end loan balances, stabilization in the company's economic outlook and improved credit performance, charge-offs previously provided for, as well as the recently announced government stimulus. The overall allowance reduction resulted in a net $38 million benefit to the credit loss provision during the fourth quarter.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other items, $26 million of severance charges within salaries and benefits, a $14 million loss on debt extinguishment and a $10 million contribution to the Regions Foundation. Partially offsetting these adjusted items was a $25 million gain on bank-owned life insurance policy exchanges.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2020	9/30/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19
Net interest income	$1,006	$988	$918	$18	1.8%	$88	9.6%
Taxable equivalent adjustment	11	12	13	(1)	(8.3)%	(2)	(15.4)%
Net interest income, taxable equivalent basis	$1,017	$1,000	$931	$17	1.7%	$86	9.2%
Net interest margin (FTE)	3.13%	3.13%	3.39%

Non-interest income:
Service charges on deposit accounts	$160	$152	$187	8	5.3%	(27)	(14.4)%
Card and ATM fees	117	115	112	2	1.7%	5	4.5%
Wealth management income	89	85	84	4	4.7%	5	6.0%
Capital markets income	110	61	61	49	80.3%	49	80.3%
Mortgage income	75	108	49	(33)	(30.6)%	26	53.1%
Commercial credit fee income	22	20	18	2	10.0%	4	22.2%
Bank-owned life insurance	43	17	18	26	152.9%	25	138.9%
Securities gains (losses), net	—	3	(2)	(3)	(100.0)%	2	100.0%
Market value adjustments on employee benefit assets*	7	14	7	(7)	(50.0)%	—	—%
Valuation gain on equity investment	6	44	—	(38)	(86.4)	6	NM
Other	51	36	28	15	41.7%	23	82.1%
Non-interest income	$680	$655	$562	$25	3.8%	$118	21.0%
Total revenue	$1,686	$1,643	$1,480	$43	2.6%	$206	13.9%

Adjusted total revenue (non-GAAP)(1)	$1,655	$1,596	$1,482	$59	3.7%	$173	11.7%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Total revenue of approximately $1.7 billion increased 3 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the third quarter of 2020. Net interest income increased 2 percent, while net interest margin remained unchanged at 3.13 percent. The increase in net interest income is primarily attributable to accelerated fee income recognition associated with PPP loan forgiveness. Excluding the impact of PPP loans, net interest income remained relatively stable as the company's interest rate hedging program continues to add protection from the near-zero short-term interest rate environment. The fourth quarter of 2020 benefited from higher average derivative notional values, reduced deposit costs, and active cash management strategies. The call of Regions Financial Corporation debt in December was modestly accretive to net interest income in the quarter and will provide additional benefit in 2021. Further, securities portfolio additions and liability management strategies that occurred in the third quarter of 2020 provided meaningful linked-quarter benefits. These items offset the net interest income pressure from lower average loan balances and historically low long-term interest rates, which reduced asset yields and increased premium amortization in the securities portfolio. While PPP forgiveness was accretive to net interest margin, strong deposit growth trends continued in the fourth quarter of 2020, pushing cash balances to record levels, which negatively impacted net interest margin.

Non-interest income increased approximately 4 percent on a reported basis and 7 percent on an adjusted basis(1) compared to the third quarter of 2020. Increases in capital markets income, service charges, card and ATM fees, and wealth management income more than offset declines in mortgage income and market value adjustments on employee benefit assets. Capital markets income increased to a record $110 million during the quarter. Within capital markets, almost every revenue category contributed to the increase. M&A advisory services was the most significant driver as increased activity produced a record quarter. Service charges and card and ATM fees increased 5 and 2 percent, respectively, as customer behavior continued to normalize during the quarter. Wealth management income increased 5 percent reflecting higher sales volumes and improved market values. Although mortgage income decreased from the prior quarter, it was up significantly for the year as 2020 mortgage loan production was more than double 2019 levels. Market value adjustments on employee benefit assets remained positive during the quarter; however, this benefit was offset by a corresponding increase in salaries and benefits. Additionally, bank-owned life insurance increased to $43 million primarily driven by a gain associated with a policy exchange completed during the quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2020	9/30/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19
Salaries and employee benefits	$581	$525	$488	$56	10.7%	$93	19.1%
Net occupancy expense	78	80	79	(2)	(2.5)%	(1)	(1.3)%
Furniture and equipment expense	90	89	82	1	1.1%	8	9.8%
Outside services	37	44	44	(7)	(15.9)%	(7)	(15.9)%
Professional, legal and regulatory expenses	21	22	28	(1)	(4.5)%	(7)	(25.0)%
Marketing	26	22	28	4	18.2%	(2)	(7.1)%
FDIC insurance assessments	12	10	11	2	20.0%	1	9.1%
Credit/checkcard expenses	13	12	15	1	8.3%	(2)	(13.3)%
Branch consolidation, property and equipment charges	7	3	12	4	133.3%	(5)	(41.7)%
Visa class B shares expense	6	5	2	1	20.0%	4	200.0%
Provision (credit) for unfunded credit losses	—	—	(3)	—	—%	3	100.0%
Loss on early extinguishment of debt	14	2	16	12	NM	(2)	(12.5)
Other	102	82	95	20	24.4%	7	7.4%
Total non-interest expense	$987	$896	$897	$91	10.2%	$90	10.0%
Total adjusted non-interest expense(1)	$930	$889	$869	$41	4.6%	$61	7.0%

NM - Not Meaningful

Non-interest expense increased 10 percent on a reported basis and 5 percent on an adjusted basis(1) compared to the third quarter of 2020. Salaries and benefits increased, driven primarily by production-based incentives tied to capital markets income and mortgage production as well as elevated severance charges. Excluding the impact of severance charges, salaries and benefits increased 6 percent. Overall, however, base salaries were lower as the company continued to build greater efficiencies through its ongoing continuous improvement process focused on making banking easier for customers and associates. Other expenses increased 24 percent driven by a $10 million contribution to the Regions Foundation. In addition, the company incurred a $14 million loss for the early extinguishment of $1 billion in debt called during the quarter. Offsetting these increases was a 16 percent decrease in outside services driven primarily by lower expenses associated with loan servicing costs for one of the company's exit loan portfolios.

The company's fourth quarter of 2020 efficiency ratio was 58.1 percent on a reported basis and 55.8 percent on an adjusted basis(1). The effective tax rate was 16.5 percent and benefited from a $24 million reduction to the company's liability for unrecognized tax benefits.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q20	3Q20	4Q19	4Q20 vs. 3Q20		4Q20 vs. 4Q19
Commercial and industrial	$43,889	$46,405	$39,743	$(2,516)	(5.4)%	$4,146	10.4%
Commercial real estate—owner-occupied	5,708	5,816	5,846	(108)	(1.9)%	(138)	(2.4)%
Investor real estate	7,448	7,298	6,385	150	2.1%	1,063	16.6%
Business Lending	57,045	59,519	51,974	(2,474)	(4.2)%	5,071	9.8%
Residential first mortgage	16,433	15,786	14,416	647	4.1%	2,017	14.0%
Home equity	7,411	7,727	8,478	(316)	(4.1)%	(1,067)	(12.6)%
Indirect—vehicles*	1,023	1,223	1,948	(200)	(16.4)%	(925)	(47.5)%
Indirect—other consumer**	2,514	2,835	3,005	(321)	(11.3)%	(491)	(16.3)%
Consumer credit card	1,190	1,194	1,337	(4)	(0.3)%	(147)	(11.0)%
Other consumer	1,048	1,086	1,234	(38)	(3.5)%	(186)	(15.1)%
Consumer Lending	29,619	29,851	30,418	(232)	(0.8)%	(799)	(2.6)%
Total Loans	$86,664	$89,370	$82,392	$(2,706)	(3.0)%	$4,272	5.2%

Adjusted Business Lending (non-GAAP)(1)	$52,665	$54,722	$51,974	(2,057)	(3.8)%	$691	1.3%
Adjusted Consumer Lending (non-GAAP)(1)	27,432	27,310	26,629	122	0.4%	803	3.0%
Adjusted Total Loans (non-GAAP)(1)	$80,097	$82,032	$78,603	$(1,935)	(2.4)%	$1,494	1.9%

NM - Not meaningful.
* Indirect vehicles is an exit portfolio.
** A portion of indirect other consumer is an exit portfolio due to the company's decision not to renew a 3rd party relationship in the fourth quarter of 2019.

Average loans and leases decreased approximately 3 percent compared to the prior quarter. Excluding the company's indirect auto and indirect-other consumer exit portfolios, outstanding PPP loans, and certain commercial loans transferred to held for sale, adjusted average loans and leases(1) decreased approximately 2 percent. Adjusted business lending(1) decreased 4 percent driven by excess liquidity, customers' continued use of capital markets and deleveraging. Commercial loan line utilization levels ended the quarter at approximately 40 percent, below pre-pandemic trends. Adjusted business lending was also impacted by the company's active portfolio management efforts including the additional loan sales during the fourth quarter. Excluding exit portfolios, adjusted consumer lending(1) remained relatively stable as growth in residential first mortgage was partially offset by declines in other categories.

Deposits

	Average Balances

($ amounts in millions)	4Q20	3Q20	4Q19	4Q20 vs. 3Q20		4Q20 vs. 4Q19
Customer low-cost deposits	$114,158	$110,493	$86,671	$3,665	3.3%	$27,487	31.7%
Customer time deposits	5,598	6,150	7,543	(552)	(9.0)%	(1,945)	(25.8)%
Corporate treasury time deposits	11	13	189	(2)	(15.4)%	(178)	(94.2)%
Corporate treasury other deposits	—	—	109	—	NM	(109)	(100.0)%
Total Deposits	$119,767	$116,656	$94,512	$3,111	2.7%	$25,255	26.7%

($ amounts in millions)	4Q20	3Q20	4Q19	4Q20 vs. 3Q20		4Q20 vs. 4Q19
Consumer Bank Segment	$69,912	$68,842	$59,359	$1,070	1.6%	$10,553	17.8%
Corporate Bank Segment	40,581	38,755	26,627	1,826	4.7%	13,954	52.4%
Wealth Management Segment	8,884	8,658	7,891	226	2.6%	993	12.6%
Other	390	401	635	(11)	(2.7)%	(245)	(38.6)%
Total Deposits	$119,767	$116,656	$94,512	$3,111	2.7%	$25,255	26.7%

Total average deposit balances increased 3 percent to $119.8 billion in the fourth quarter of 2020. Average Consumer segment deposit growth was driven by government stimulus payments as well as reduced spending related to the COVID-19 pandemic. Corporate segment deposit growth reflects clients consolidating sources of liquidity. In addition, many corporate clients are building liquidity by focusing on supply chain efficiencies and turnover of receivables. Similarly, Wealth segment deposit growth was driven primarily by clients' desire to hold additional liquidity during the pandemic.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2020	9/30/2020	12/31/2019
ACL/Loans, net	2.69%	2.74%	1.10%
ALL/Loans, net	2.54%	2.58%	1.05%
Allowance for credit losses to non-performing loans, excluding loans held for sale	308%	316%	180%
Allowance for loan losses to non-performing loans, excluding loans held for sale	291%	297%	171%
Provision for (benefit from) credit losses*	$(38)	$113	$96
Net loans charged-off	$94	$113	$96
Net loan charge-offs as a % of average loans, annualized	0.43%	0.50%	0.46%
Non-accrual loans, excluding loans held for sale/Loans, net	0.87%	0.87%	0.61%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.91%	0.90%	0.70%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale**	1.10%	1.08%	0.89%
Total TDRs, excluding loans held for sale	$602	$645	$659
Total Criticized Loans—Business Services***	$3,800	$3,734	$2,251
* CECL was adopted January 1, 2020. Periods prior to January 1, 2020 reflect results under the incurred loss model. Upon adoption of CECL, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption of CECL, the provision for unfunded commitments was included in other non-interest expense.
** Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
*** Business services represents the combined total of commercial and investor real estate loans.

A decline in period-end loan balances, the impact of net charge-offs previously provided for, stabilization in the economic outlook, as well as recently announced government stimulus resulted in a net $38 million benefit to the credit loss provision during the fourth quarter of 2020. The credit loss provision benefit was also impacted by allowance adjustments related to loans sold or moved to held for sale during the quarter. The resulting allowance for credit losses is equal to 2.69 percent of total loans and 308 percent of total non-accrual loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses amounted to 2.81 percent(1) of total loans. Annualized net charge-offs decreased 7 basis points to 43 basis points of average loans. The decrease reflects lower losses primarily within commercial loan portfolios and relatively stable consumer net charge-offs. Total non-accrual loans, excluding loans held for sale, total delinquencies, and total business services criticized loans remained relatively stable.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2020	9/30/2020	12/31/2019
Common Equity Tier 1 ratio(2)	9.8%	9.3%	9.7%
Tier 1 capital ratio(2)	11.4%	10.8%	10.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.91%	7.88%	8.34%
Tangible common book value per share (non-GAAP)(1)*	$11.71	$11.49	$10.58
Loans, net of unearned income, to total deposits	69.6%	74.6%	85.1%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position as estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.4 percent and 9.8 percent, respectively, at quarter-end.

The company declared $148 million in dividends to common shareholders during the fourth quarter of 2020. Consistent with its previous announcement to temporarily suspend share repurchases through year-end 2020, the company did not repurchase shares in the quarter.

During the fourth quarter of 2020, the Federal Reserve released the results of its updated Supervisory Stress Test and indicated that Regions met or exceeded all minimum capital levels under the provided scenarios. Regions' robust capital planning process is designed to ensure efficient use of capital and to support lending activities and focus on appropriate shareholder returns. The company's current operating range for Common Equity Tier 1 capital is between 9.5 percent and 10.0 percent. Given the continued uncertainty associated with the ongoing pandemic, the company intends to maintain capital at the higher end of the range.

(1)Non-GAAP; refer to pages 8, 12, 13, 14, 16, 21, 22, and 25 of the financial supplement to this earnings release.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, January 22, 2021, at 2:30 p.m. ET through Monday, February 22, 2021. To listen by telephone, please dial 855-859-2056, and use access code 3969193. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $147 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•The risks and uncertainties related to our acquisition or divestiture of businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Other risks identified from time to time in reports that we file with the SEC.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as filed with the SEC.
Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance